As filed with the Securities and Exchange Commission on May 8, 2023

Registration No. 333-195775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (File No. 333-195775)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIR LEASE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1840403
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(Address, including zip code, of Principal Executive Offices)

Air Lease Corporation 2014 Equity Incentive Plan

Air Lease Corporation 2023 Equity Incentive Plan

(Full title of the plan)

Carol H. Forsyte

Executive Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

(310) 553-0555

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Air Lease Corporation, a Delaware corporation (the “Company,” “we,” “our,” or “us”) previously filed a Registration Statement on Form S-8 (File No. 333-195775) on May 7, 2014 (the “2014 Form S-8”) with the Securities and Exchange Commission (the “SEC”) to register the offer of 6,717,262 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), pursuant to the 2014 Air Lease Corporation Equity Incentive Plan (the “2014 Plan”).

On March 8, 2023, the Company’s Board of Directors approved the 2023 Air Lease Corporation Equity Incentive Plan (the “2023 Plan”), subject to stockholder approval of the 2023 Plan. The Company’s stockholders approved the 2023 Plan at the Company’s annual meeting of stockholders held on May 3, 2023 (the “2023 Annual Meeting”). Upon stockholder approval of the 2023 Plan, the Company’s authority to grant new awards under the 2014 Plan terminated, and a total of 4,054,904 shares of Common Stock that had been available for new award grants under the 2014 Plan immediately prior to the 2023 Annual Meeting became available for award grants under the 2023 Plan (the “Unused Shares”). As provided in the 2023 Plan, any awards outstanding under the 2014 Plan on the date of the 2023 Annual Meeting that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares of Common Stock will automatically become available for issuance under the 2023 Plan (the “Recycled Shares” and together with the Unused Shares, the “Transferred Shares”). As of the date of the 2023 Annual Meeting, a total of 1,642,691 shares of Common Stock were subject to awards then outstanding under the 2014 Plan.

The Company is filing this Post-Effective Amendment No. 1 to the 2014 Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2014 Form S-8 to register the offer of the Transferred Shares under the 2023 Plan (as such Transferred Shares would no longer be issuable under the 2014 Plan as described above). As of the date of filing of this Post-Effective Amendment No. 1, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2014 Plan that may become Transferred Shares available for offer under the 2023 Plan is 5,697,595 shares (which is the sum of the (i) 4,054,904 Unused Shares, the number of shares available for new award grants under the 2014 Plan immediately prior to the 2023 Annual Meeting, and (ii) 1,642,691 Recycled Shares, the number of shares that are subject to awards that remain outstanding under the 2014 Plan but may become Transferred Shares in the future). No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Post-Effective Amendment.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement. Any statement contained in a document incorporated or considered to be incorporated by reference in this Registration Statement will be considered to be modified or superseded for purposes of this Registration Statement to the extent a statement contained in this Registration Statement or in any other subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. We incorporate by reference in this Registration Statement the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on February 16, 2023);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2022 from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 17, 2023);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (filed with the SEC on May 1, 2023);

•	our Current Reports on Form 8-K filed with the SEC on January 13, 2023, April 26, 2023 (with respect to Items 1.01, 2.03 and Exhibit 10.1 of Item 9.01 only) and May 5, 2023; and

•

the description of our Class A common stock contained in our Registration Statement on Form 8-A, filed on April  4, 2011, as updated by Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (filed with the SEC on November 4, 2021), including any amendments or reports filed for the purpose of updating such descriptions.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the termination of the offerings under this Registration Statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to our restated certificate of incorporation and fourth amended and restated bylaws.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Our restated certificate of incorporation provides for this limitation of liability.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Our fourth amended and restated bylaws provide for the indemnification of officers and directors of the Company consistent with Section 145 of the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our restated certificate of incorporation, our fourth amended and restated bylaws, agreement, vote of stockholders or directors or otherwise. We also entered into indemnification agreements with our directors and certain executive officers that generally provide for mandatory indemnification to the fullest extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We maintain, at our expense, an insurance policy that insures its officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on January 14, 2011) (Commission File No. 333-171734).

4.2	Fourth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 27, 2018) (Commission File No. 001-35121).

5.1*	Opinion of O’Melveny & Myers LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).

99.1	Air Lease Corporation 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 8, 2014) (Commission File No. 001-35121).

99.2	Air Lease Corporation 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2023) (Commission File No. 001-35121).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 8, 2023.

AIR LEASE CORPORATION

By:	/s/ Gregory B. Willis
Gregory B. Willis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Steven F. Udvar-Házy, John L. Plueger and Carol H. Forsyte and each of them, acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement as the attorney-in-fact and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven F. Udvar-Házy Steven F. Udvar-Házy	Executive Chairman of the Board of Directors	May 8, 2023

/s/ John L. Plueger John L. Plueger	Chief Executive Officer, President and Director (Principal Executive Officer)	May 8, 2023

/s/ Gregory B. Willis Gregory B. Willis	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2023

/s/ Matthew J. Hart Matthew J. Hart	Director	May 8, 2023

Signature	Title	Date

/s/ Yvette Hollingsworth Clark Yvette Hollingsworth Clark	Director	May 8, 2023

/s/ Cheryl Gordon Krongard Cheryl Gordon Krongard	Director	May 8, 2023

/s/ Marshall O. Larsen Marshall O. Larsen	Director	May 8, 2023

/s/ Susan McCaw Susan McCaw	Director	May 8, 2023

/s/ Robert A. Milton Robert A. Milton	Director	May 8, 2023

/s/ Ian M. Saines Ian M. Saines	Director	May 8, 2023